CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 (Registration No. 333-153549) of our report dated March 17, 2008, except for the effects of discontinued operations discussed in Note 5 as to which the date is September 17, 2008, and the reverse stock split discussed in Note 1 as to which the date is November 17, 2008, relating to the consolidated financial statements of Velocity Portfolio Group, Inc. (formerly Velocity Asset Management, Inc.) and subsidiaries appearing in this Registration Statement, and to the references to us under the heading “Experts” in such Registration Statement.
/s/ Weiser LLP
New York, NY
February 4, 2009